Calculation of Filing Fee Tables
S-4
IWAC Holding Co Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value US$0.0001 per share	457(a)	108,160	$ 12.20	$ 1,319,552.00	0.0001531	$ 202.02
Fees Previously Paid	2	Equity	Common Stock, par value US$0.0001 per share	Other	24,900,000	$ 0.0003	$ 8,217.00		$ 1.26
Fees Previously Paid	3	Equity	Common Stock, par value US$0.0001 per share	Other	7,860,601	$ 12.20	$ 95,899,332.20		$ 14,682.19
Fees Previously Paid	4	Equity	PubCo Warrants	Other	12,600,000		$ 0.00		$ 0.00
Fees Previously Paid	5	Equity	Common Stock issuable upon exercise of PubCo Warrants	457(a)	12,600,000	$ 0.0152	$ 191,520.00		$ 29.32
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 97,418,621.20		$ 14,914.79
			Total Fees Previously Paid:						$ 14,712.77
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 202.02
Offering Note
[1]	Prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement (the "proxy statement/prospectus"), Integrated Wellness Acquisition Corp, a Cayman Islands exempted company ("IWAC"), intends to effect a deregistration under the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which IWAC's jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the "Domestication"). All securities being registered will be issued following the Domestication by Btab Ecommerce Holdings, Inc., the continuing entity following the Business Combination. Represents the maximum number of additional common stock, $0.0001 par value per share ("Pubco Common Shares"), of Pubco, issuable pursuant to the Business Combination Agreement to the shareholders of IWAC. With the per unit price estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate is based on the average of the high and low prices of IWAC ordinary shares as quoted on the OTC on July 24, 2025, which was approximately $12.20 per share.

[2]	Represents the maximum number of Pubco Common Shares, issuable pursuant to the Business Combination Agreement to the shareholders of Btab Ecommerce Group, Inc. ("BTAB"). With the per unit price estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. IWAC is registering ordinary shares solely in exchange for shares of BTAB and no cash consideration is being paid in this transaction. As of the filing date, BBTT ordinary shares are traded in OTC Markets OTCPK ("OTC"), which is not considered a recognized trading market for SEC fee calculation purposes, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value per share ($0.001) of BBTT securities expected to be exchanged in connection with the business combination described herein, including the securities issuable upon the exercise of warrants.

[3]	Represents Pubco Common Shares, issuable pursuant to the Business Combination Agreement to the shareholders of IWAC. With the per unit price estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate is based on the average of the high and low prices of IWAC ordinary shares as quoted on the OTC on July 24, 2025, which was approximately $12.20 per share.

[4]	Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations and pursuant to Rule 457(g) of the Securities Act, the registration fee with respect to the warrants have been allocated to the Pubco Common Shares underlying the warrants and those Pubco Common Shares are included in the total registration fee.

[5]	Represents 5,750,000 Pubco Common Shares IWAC public warrants; and 6,850,000 Pubco Common Shares underlying IWAC private placement warrants. With the per unit price estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based on the average of the high and low prices of IWAC warrants as quoted on OTC on July 24, 2025, which was approximately $0.0152 per warrant.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A